Exhibit 4.172

6.25% Indenture

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of January 12, 2009 (the “Agreement”) by and among BANK OF AMERICA CORPORATION (successor in interest to Countrywide Financial Corporation, a Delaware corporation (“CFC”)), a Delaware corporation (the “Company”), in its capacity as issuer under the Indenture (as hereinafter defined), THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Resigning Trustee”), in its capacity as the Trustee under the Indenture, and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation (the “Successor Trustee”), in its capacity as successor Trustee under the Indenture.

RECITALS:

WHEREAS, there are authorized and issued $1,000,000,000 in aggregate liquidation amount of the 6.25% Subordinated Debt Securities due May 15, 2016 (the “Securities”) under an Indenture dated as of May 16, 2006, as supplemented by the First Supplemental Indenture dated July 1, 2008, among CFC, the Company and the Resigning Trustee, as further supplemented by the Second Supplemental Indenture dated as of November 7, 2008 by and among CFC, the Company and the Resigning Trustee (collectively, the “Indenture”);

WHEREAS, Section 609(b) of the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Company;

WHEREAS, Section 609(a) of the Indenture provides that the Trustee’s resignation shall be effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;

WHEREAS, Section 610(a) of the Indenture provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Company and to its predecessor Trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, trusts and duties of the predecessor Trustee;

WHEREAS, the Resigning Trustee served as the Trustee, the Security Registrar and the Paying Agent under the Indenture;

WHEREAS, the Resigning Trustee gave notice to the Company on September 20, 2008 of its intent to resign as Trustee under the Indenture a copy of which notice is attached hereto as Exhibit A;

WHEREAS, the Resigning Trustee has notified the Company that the Resigning Trustee is resigning as the Trustee, Security Registrar and Paying Agent under the Indenture;

WHEREAS, the Company desires to appoint the Successor Trustee as the Trustee pursuant to Section 609(e) of the Indenture and intends that the Successor Trustee assume the capacities of Trustee, Security Registrar and Paying Agent under the Indenture and succeed the Resigning Trustee under the Indenture; and

WHEREAS, the Successor Trustee is willing to accept such appointment as the successor Trustee, including the capacities of Security Registrar and Paying Agent under the Indenture;

NOW, THEREFORE, the Company, the Resigning Trustee and the Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. Pursuant to Section 609(b) of the Indenture, the Resigning Trustee has notified the Company that the Resigning Trustee is resigning as the Trustee, Security Registrar and Paying Agent under the Indenture.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a)

No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or, to the best of the knowledge of the responsible officers of the Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

(b)

There is no action, suit or proceeding pending or, to the best of the knowledge of the responsible officers assigned to the Resigning Trustee’s corporate trust department, threatened against the Resigning Trustee before any court or any governmental authority arising out of any action or omission by the Resigning Trustee as the Trustee under the Indenture.

(c)

The Resigning Trustee has not received any notice of an Event of Default, and to the best of the knowledge of the responsible officers assigned to the Resigning Trustee’s corporate trust department, there exists no Event of Default, nor event which with the passage of time, or giving of notice, or both, would constitute an Event of Default.

(d)

Pursuant to Section 303 of the Indenture, the Resigning Trustee duly authenticated and delivered $1,000,000,000 aggregate principal amount of Securities, all of which are outstanding as of the Effective Date (as defined in Section 402 hereof).

(e)

The Resigning Trustee has not received any and, to the best of the knowledge of the responsible officers assigned to the Resigning Trustee’s corporate trust department, no Reset Notice has been issued as contemplated by Section 307(b) of the Indenture.

(f)

Each person who so authenticated the Securities was duly elected, qualified and acting as an officer of the Resigning Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person’s genuine signature.

(g)	The Resigning Trustee has not received any notice of redemption as set forth in Section 1104 of the Indenture.

(h)	This Agreement has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

Section 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the trust under the Indenture and all the rights, powers and trusts of the Trustee, the Security Registrar and the Paying Agent under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to the Successor Trustee as the Trustee, Security Registrar and Paying Agent.

Section 104. The Resigning Trustee shall deliver to the Successor Trustee, as of or immediately after the Effective Date, all of the documents listed on Exhibit B attached hereto.

Section 105. The Resigning Trustee agrees to investigate from time to time as the Successor Trustee may reasonably request, at the expense of the Company, the completeness or accuracy of any information in the Securities Register which relates to any transaction occurring prior to the appointment of the Successor Trustee as Security Registrar for the Securities.

ARTICLE TWO

THE COMPANY

Section 201. The Company hereby accepts the resignation of Resigning Trustee as Trustee, Paying Agent and Security Registrar under the Indenture with respect to all Securities heretofore or hereafter authenticated and delivered pursuant thereto.

Section 202. The Company hereby appoints the Successor Trustee as Trustee, Paying Agent and Security Registrar under the Indenture with respect to all Securities heretofore authenticated and delivered pursuant thereto, to succeed to, and hereby vests the Successor Trustee with, all the rights, powers, trusts and duties of the Resigning Trustee under the Indenture as Trustee, Paying Agent and Security Registrar from the effective date of its appointment forward. The Company shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and shall certainly vest and confirm in the Successor Trustee all the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. Attached as Exhibit C is a Certification of the Secretary or Assistant Secretary of the Company certifying as to the resolutions adopted by the Board of Directors of the Company relating to this Agreement and the transactions relating hereto and which are in full force and effect on the date hereof.

Section 204. The Company acknowledges that in accordance with Section 326 of the USA Patriot Act, the Successor Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, it is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Successor Trustee. The Company agrees that it will provide the Successor Trustee with such information as it may request in order for the Successor Trustee to satisfy the requirements of the USA Patriot Act.

Section 205. The Company hereby represents and warrants to the Resigning Trustee and Successor Trustee that:

(a) The Company is a corporation duly and validly organized and existing pursuant to the laws of Delaware.

(b) The Indenture was validly and lawfully executed and delivered by the Company; the Indenture is in full force and effect, and the Securities are validly issued securities of the Company.

(c) The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indenture.

(d) The next Interest Payment Date is May 15, 2009, covering a full 180-day interest period beginning on November 15, 2008 and ending on May 14, 2008, and such payment is not subject to an Extension Period.

(e) No event has occurred and is continuing which is, or after notice or lapse of time would become, a Default or an Event of Default under Sections 503 and 501, respectively, of the Indenture.

(f)	No Interest Rate Reset Notice has been issued as contemplated by Section 307(b) of the Indenture.

(g) No covenant or condition contained in the Indenture has been waived by either the Company or, to the best of the Company’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(h) There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any action or omission by the Company under the Indenture.

(i)	The Resigning Trustee is the sole Paying Agent under the Indenture.

(j) This Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation.

(k) The Company has not given and not requested the Resigning Trustee to give any notice of redemption, as set forth in Section 1104 of the Indenture.

(l) No Exchange Rate Agent has been appointed pursuant to the Indenture.

(m) All conditions precedent relating to the appointment of the Successor Trustee, as successor Trustee, Paying Agent and Security Registrar under the Indenture have been complied with by the Company.

Section 206. The Company hereby covenants and agrees that it shall, promptly upon the Effective Date, deliver to each Holder, a Notice of Appointment of Successor Trustee, in the form attached hereto as Exhibit D.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee that:

(a)	The Successor Trustee is qualified under the provisions of Section 608 of the Indenture to act as the Trustee under the Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of the Successor Trustee.

Section 302. The Successor Trustee hereby accepts its appointment as the successor Trustee, including the attendant capacities of Security Registrar and Paying Agent under the Indenture and accepts the rights, powers, trusts and duties of the Resigning Trustee as the Trustee under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as the Trustee under the Indenture.

Section 303. References in the Indenture to “Corporate Trust Office” or other similar terms shall be deemed to refer to the Corporate Trust Office of the Successor Trustee at 60 Wall Street, 27th Floor, New York, New York 10005, Attention: Trust and Securities Services, or any other office of the Successor Trustee at which, at any particular time, its corporate trust business shall be administered.

Section 304. Promptly after the execution and delivery of this Agreement, the Successor Trustee, on behalf of the Company, shall cause a notice to be sent to all Holders in the manner provided in Section 1506 of the Indenture.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms used herein but not defined which are defined in the Indenture shall have the meaning assigned to them in the Indenture.

Section 402. This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on the date first written above; provided however, that the resignation of the Resigning Trustee as Trustee, Security Registrar and Paying Agent under the Indenture and the appointment of the Successor Trustee as Trustee, Security

Registrar and Paying Agent under the Indenture shall be effective ten (10) days after the date first written above (the “Effective Date”).

Section 403. The Successor Trustee hereby requests that all notices to the Successor Trustee hereunder or under the Indenture be delivered to the Corporate Trust Office and also be delivered to the Successor Trustee at Deutsche Bank National Trust Company, Trust & Securities Services, 25 DeForest Avenue, 2nd Floor, Mail Stop SUM01-0105, Summit, New Jersey 07901; Telecopy: (732) 578-4635.

Section 404. It is understood and agreed by the parties hereto that the Successor Trustee does not assume responsibility for or any liability in connection with the Resigning Trustee’s or its agents’ performance of the respective trusts, duties and obligations under the Indenture.

Section 405. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 406. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 407. The Company, the Resigning Trustee and the Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.

Section 408. The Company, in its capacity as issuer, acknowledges and reaffirms its obligations to reimburse, indemnify and compensate the Resigning Trustee and the Successor Trustee as set forth in Section 607 of the Indenture, which obligations shall survive the execution hereof.

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IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the day and year first above written.

BANK OF AMERICA CORPORATION, as Company

By:	/s/ B. KENNETH BURTON, JR.
Name:	B. Kenneth Burton, Jr.
Title:	Senior Vice President

THE BANK OF NEW YORK MELLON, as Resigning Trustee

By:	/s/ RAFAEL E. MIRANDA
Name:	Rafael E. Miranda
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Successor Trustee

By:	Deutsche Bank National Trust Company

	By:	/s/ CYNTHIA J. POWELL
	Name:	Cynthia J. Powell
	Title:	Vice President

	By:	/s/ KENNETH R. RING
	Name:	Kenneth R. Ring
	Title:	Vice President

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